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               AMENDMENT NO. 1 TO INVESTMENT ADVISORY AGREEMENT

   This Amendment No. 1 to the Investment Advisory Agreement (the "Agreement") dated September 30, 2005, by and between Met Investors Advisory LLC (the "Manager") and Gallatin Asset Management, Inc. (the "Adviser") with respect to the Cyclical Growth and Income ETF Portfolio ("Portfolio"), is entered into effective the 1/st/ day of May, 2006.

   WHEREAS the Agreement provides for the Adviser to provide certain investment advisory services to the Manager, for which the Adviser is to receive agreed upon fees; and

   WHEREAS the Manager and the Adviser desire to make certain changes to the Agreement;

   NOW, THEREFORE, the Manager and the Adviser hereby agree that the Agreement is amended as follows:

   1. Schedule A of the Agreement hereby is amended to change the Adviser's fee to the following:

                               Percentage of average daily net assets
                               ______________________________________
Cyclical Growth and Income ETF 0.25% of first $300 million of such assets, plus 0.23% of such assets over $300 million up to
Portfolio                      $600 million, plus 0.20% of such assets over $600 million. Fee waiver equal to an annual rate of 0.10% for the first 12-month period following the commencement of the Portfolio's operations or until the Portfolio's net assets reach $150 million, whichever comes first; fee waiver equal to an annual rate of 0.05% for the second 12-month period following the commencement of the Portfolio's operations or from $150 million until the Portfolio's net assets reach $250 million, whichever comes first; and fee waiver equal to an annual rate of
                               0.025% for the third 12-month period following the commencement of the Portfolio's operations or from $250 million until the Portfolio's assets reach $300 million, whichever comes first.

   2. All other terms and conditions of the Agreement shall remain in full force and effect.

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   IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on the __ day of _____, 2006.

                                              MET INVESTORS ADVISORY LLC

                                              By:
                                                  -----------------------------
                                                  Authorized Officer

                                              GALLATIN ASSET MANAGEMENT, INC.

                                              By:
                                                  -----------------------------
                                                  Authorized Officer